Exhibit 10.2
CHANNELADVISOR CORPORATION
2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE
FOR NON-U.S. PARTICIPANTS

ChannelAdvisor Corporation (the “Company”) hereby awards to Participant the number of restricted stock units (“RSUs”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Grant Notice for Non-U.S. Participants (the “Notice”), the 2013 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement for Non-U.S. Participants (the “Award Agreement”), including any special terms and conditions for Participant’s country set forth in the appendix to the Award Agreement (“the “Appendix” and, together with the Award Agreement, the “Agreement”), all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Award Agreement will have the same definitions as in the Plan or the Award Agreement. In the event of any conflict between the terms of the Award Agreement and the Plan, the terms of the Plan will control.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of RSUs:

Vesting Schedule:     The Award vests as to 25% of the RSUs on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date (rounded down to the nearest whole RSU, except for the last vesting installment) such that 100% of the RSUs shall be vested on the fourth anniversary of the Vesting Commencement Date, subject to Participant’s Continuous Service with the Company through each such vesting date.

Issuance Schedule:    Subject to any change on a Capitalization Adjustment, one share of Common Stock will be issued for each RSU that vests at the time set forth in Section 6 of the Award Agreement.
Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Notice, the Agreement, the Plan and the stock plan prospectus for this Plan. As of the Date of Grant, this Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements, promises and/or representations on the terms of the Award, with the exception of any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

CHANNELADVISOR CORPORATION		PARTICIPANT:

By:
	Signature	Signature
Title:		Date:
Date:
Attachments:     Award Agreement, Appendix, 2013 Equity Incentive Plan

CHANNELADVISOR CORPORATION
2013 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
FOR NON-U.S. PARTICIPANTS
Pursuant to the Restricted Stock Unit Grant Notice for Non-U.S. Participants (the “Grant Notice”) and this Restricted Stock Unit Agreement for Non-U.S. Participants (the “Award Agreement”), including any special terms and conditions for your country set forth in the appendix to this Award Agreement (the “Appendix” and, together with this Award Agreement, the “Agreement”), ChannelAdvisor Corporation (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its 2013 Equity Incentive Plan (the “Plan”) for the number of Restricted Stock Units indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control.
The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.    GRANT OF THE AWARD. The Award represents your right to be issued on a future date one share of Common Stock for each Restricted Stock Unit that vests.
2.    VESTING. Your Restricted Stock Units will vest as provided in the Grant Notice. Vesting will cease upon the termination of your Continuous Service. Any Restricted Stock Units that have not yet vested will be forfeited on the termination of your Continuous Service.
For purposes of the Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing service or the terms of your service agreement, if any) and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing service or the terms of your service agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence).
3.    NUMBER OF RESTRICTED STOCK UNITS & SHARES OF COMMON STOCK.
(a)    The Restricted Stock Units subject to your Award will be adjusted for Capitalization Adjustments, as provided in the Plan.
(b)    Any additional Restricted Stock Units and any shares, cash or other property that become subject to the Award pursuant to this Section 3 will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares covered by your Award.

(c)    No fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.
4.    SECURITIES LAW COMPLIANCE. You will not be issued any shares of Common Stock underlying the Restricted Stock Units or other shares with respect to your Restricted Stock Units unless either (i) the shares are registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive shares underlying your Restricted Stock Units if the Company determines that such receipt would not be in material compliance with such laws and regulations. You understand that the Company is under no obligation to register or qualify the shares under the Securities Act or with any securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of the shares.
5.    TRANSFERABILITY. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of any portion of the Restricted Stock Units or the shares in respect of your Restricted Stock Units, except as expressly provided in this Section 5. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares. This restriction on transfer will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units.
Your Restricted Stock Units are not transferable other than by will and by the laws of descent and distribution. At your death, vesting of your Award will cease and your executor or administrator of your estate will be entitled to receive, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.
6.    DATE OF ISSUANCE.
(a)    The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner.
(b)    Subject to the satisfaction of the withholding obligations for any Tax-Related Items (as defined in Section 9 of this Agreement), in the event one or more Restricted Stock Units vests, the Company will issue to you, on the applicable vesting date, one share of Common Stock for each Restricted Stock Unit that vests and such issuance date is referred to as the “Original Issuance Date.” If the Original Issuance Date falls on a date that is not a business day, delivery will instead occur on the next following business day.

(c)    However, if (i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established Company-approved 10b5-1 trading plan), and (ii) the Company elects, prior to the Original Issuance Date, (1) not to satisfy the withholding obligations for Tax-Related Items by withholding shares of Common Stock from the shares otherwise due on the Original Issuance Date to you under this Award (or if such share withholding procedure has not been approved by the Compensation Committee to the extent required under Section 9(b)(iv) below), (2) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 9 of this Agreement (including but not limited to a commitment under a previously established Company-approved 10b5-1 trading plan) and (3) not to permit you to pay the Tax-Related Items in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs, (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).
7.    DIVIDENDS. You will receive no benefit or adjustment to your Restricted Stock Units with respect to any cash dividend, stock dividend or other distribution except as provided in the Plan with respect to a Capitalization Adjustment.
8.    RESTRICTIVE LEGENDS. The Common Stock issued with respect to your Restricted Stock Units will be endorsed with appropriate legends determined by the Company.
9.    RESPONSIBILITY FOR TAXES.
(a)    Regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer, in its discretion, to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Award, including, but not limited to, the grant, vesting or settlement of Restricted Stock Units or the subsequent sale of shares of Common Stock acquired pursuant to such settlement; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(i)    withholding from any compensation otherwise payable to you by the Company and/or the Employer;
(ii)    causing you to tender a cash payment;
(iii)    permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Stock Units to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax-Related Items directly to the Company and/or the Employer;
(iv)    withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date the amount of the Tax-Related Items withholding obligation is determined) equal to the amount of such Tax-Related Items; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Company’s Compensation Committee; or
(v)    any method determined by the Company to be in compliance with applicable law.
(c)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
(d)    You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items.
10.    NATURE OF GRANT.  In accepting the Award, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)    all decisions with respect to future Restricted Stock Unit or other grants, if any, will be at the sole discretion of the Company;
(d)    the Award and the shares of Common Stock subject to the Award, and the income from and value of same, are not intended to replace any pension rights or compensation;
(e)    you are voluntarily participating in the Plan;
(f)    the Award and the shares of Common Stock subject to the Award, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)    the Award and the shares of Common Stock subject to the Award, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(h)    unless otherwise agreed with the Company in writing, the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a subsidiary of the Company;
(i)    the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(j)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing service or the terms of your service agreement, if any);
(k)    unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock; and
(l)    neither the Employer, the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any shares of Common Stock acquired upon settlement.
11.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the Employer, the Company and any other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to Merrill Lynch or any other third-party stock plan service provider as may be selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan.  You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the Company, Merrill Lynch and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
12.    AWARD NOT A SERVICE CONTRACT. Your Continuous Service is not for any specified term and may be terminated by you or by the Employer at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement (including, but not limited to, the vesting of your Restricted Stock Units or the issuance of the shares subject to your Restricted Stock Units), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate, including the Employer, or be interpreted as forming an employment or service contract with the Company or an Affiliate, including the Employer, ; (ii) constitute any promise or commitment by the Company, an Affiliate, including the Employer regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Employer of the right to terminate you at any time and without regard to any future vesting opportunity that you may have.

13.    UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of Restricted Stock Units, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or an Affiliate or any other person.
14.    OTHER DOCUMENTS. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.
15.    NOTICES. Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the U.S. mail or similar foreign postal courier, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16.    GOVERNING LAW; VENUE.  The Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to that state’s conflict of law provisions.  For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Wake County, North Carolina, or the federal courts for the United States for Eastern District of North Carolina, and no other courts, where this grant is made and/or to be performed.
17.    MISCELLANEOUS.
(a)    The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)    You acknowledge and agree that you have reviewed this Agreement and the Plan in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
(d)    This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)    All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
18.    GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan will control. In addition, your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.
19.    SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
20.    LANGUAGE.  If you have received this Agreement or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.    APPENDIX.  Notwithstanding any provisions in this Award Agreement, the Award shall be subject to any special terms and conditions set forth in the Appendix to this Award Agreement.  Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Award Agreement.
22.    NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

23.    COMPLIANCE WITH SECTION 409A OF THE CODE. This Award is intended to comply with the “short-term deferral” rule set forth in U.S. Treasury Regulation Section 1.409A-1(b)(4). However, if this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of U.S.Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is a “separate payment” for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). The Committee reserves the right, to the extent the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Restricted Stock Units qualify for exemption from or comply with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply thereunder if compliance is not practical; provided, however, that the Company makes no representations that the Restricted Stock Units will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these Restricted Stock Units. Nothing in this Award Agreement shall provide a basis for any person to take any action against the Company or any Affiliate based on matters covered by Section 409A of the Code and neither the Company nor any Affiliate will have any liability under any circumstances to you or any other party if the Restricted Stock Units that are intended to be exempt from, or compliant with, Section 409A of the Code, are not so exempt or compliant or for any action taken by the Committee with respect thereto.
24.    IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, on your Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
25.    WAIVER. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

*    *    *
This Restricted Stock Unit Agreement will be deemed to be signed and accepted by you upon the signing by you of the Grant Notice to which it is attached or upon your online acceptance of the Grant Notice.

APPENDIX TO THE

CHANNELADVISOR CORPORATION
2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
FOR NON-U.S. PARTICIPANTS

Terms and Conditions

This Appendix to the Restricted Stock Unit Agreement for Non-U.S. Participants (the “Award Agreement”) includes additional terms and conditions that govern the grant of the Award in your country.

If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment to another country after the Award is granted to you or are considered a resident of another country for local law purposes, the Company will determine to what extent the terms and conditions herein will apply to you.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the ChannelAdvisor Corporation 2013 Equity Incentive Plan (the “Plan”). The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information contained herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date when you vest in the Award or subsequently sell the shares of Common Stock acquired at vesting.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment to another country after the Award is granted to you or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you.

Capitalized terms not explicitly defined in this Appendix have the definitions ascribed to them in the Plan and/or the Award Agreement, as applicable.

AUSTRALIA

Notifications

SECURITIES LAW INFORMATION. If you acquire shares of Common Stock pursuant to the Award and you offer the shares of Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on disclosure obligations prior to making any such offer.

EXCHANGE CONTROL INFORMATION. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, you will be required to file the report.

FRANCE
Terms and Conditions

AWARD TYPE. The Restricted Stock Units are not intended to qualify for favorable tax or social security treatment in France provided by sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code.

LANGUAGE CONSENT. By accepting the Award, you confirm having read and understood the documents related to the grant (the Grant Notice, the Award Agreement and the Plan), which were provided in the English language.  You accept the terms of those documents accordingly.

CONSENTEMENT RELATIF A LA LANGUE.  En acceptant cette Attribution, vous confirmez avoir lu et comprendre les documents relatifs à l’attribution (l’Avis, le Contrat et le Plan) qui ont été fournis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Notifications

FOREIGN ASSET / ACCOUNT REPORTING INFORMATION. French residents may hold shares of Common Stock and cash acquired under the Plan outside France, provided they declare all foreign accounts, whether open, current, or closed, on an annual basis on a special form N° 3916 together with their income tax return.

GERMANY

Notifications

EXCHANGE CONTROL INFORMATION. Cross-border payments in excess of €12,500, including any cross-border payments received in connection with the sale of shares of Common Stock acquired under the Plan or any dividends paid on such shares, must be reported monthly to the German Federal Bank (Bundesbank). The form of report (“Allgemeines Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. In addition, you may be required to report the acquisition of shares of Common Stock under the Plan to the Bundesbank via email or telephone if the value of the shares acquired exceeds €12,500. You should consult with your personal advisor to ensure compliance with applicable exchange control reporting requirements.

IRELAND

Notifications

DIRECTOR NOTIFICATION OBLIGATION. If you are a director, shadow director or secretary of an Irish Affiliate, you must notify the Irish Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Units), or within five business days of becoming aware of the event giving rise to the notification requirement or within five business days of becoming a director or secretary if such an interest exists at the time, but only to the extent that you own 1% or more of the Company’s total voting share capital. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

SPAIN

Terms and Conditions

NATURE OF GRANT. The following provision supplements Section 10 of the Award Agreement:
By accepting the Restricted Stock Units, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.
You understand and agree that, unless otherwise provided in the Award Agreement, you will forfeit the Restricted Stock Units as of the date of the termination of your Continuous Service without entitlement to any shares of Common Stock underlying the Restricted Stock Units or to any amount of indemnification in the event of a termination of Continuous Service for any reason including, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment or service under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, and/or Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.
You understand that the Company has unilaterally, gratuitously and in its own discretion decided to grant Restricted Stock Units under the Plan to certain individuals who may be employees of the Company or an Affiliate of the Company throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Affiliate, other than as set forth in the Award Agreement. Consequently, you understand that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and any shares of Common Stock acquired upon settlement of the Restricted Stock Units are not a part of any employment or service contract (either with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. Further, you understand that the Restricted Stock Units would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken, or should any of the conditions not be met for any reason, any grant of or right to the Restricted Stock Units shall be null and void.

Notifications
SECURITIES LAW INFORMATION. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the Plan or the grant of the Restricted Stock Units. Neither the Plan nor the Award Agreement (including this Appendix) have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.

EXCHANGE CONTROL INFORMATION. You are required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities (including shares of Common Stock acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior year or the balances of such accounts as of December 31 of the prior year exceeds €1 million.

Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances/positions as of December 31 exceed €1 million, no such declaration must be filed unless expressly required by the Bank of Spain. If any of such thresholds were exceeded during the current year, you may be required to file the relevant declaration corresponding to the prior year; however, a summarized form of declaration may be available. You should consult your personal tax or legal advisor for further information regarding your exchange control reporting obligations.

Additionally, the acquisition of shares of Common Stock under Plan must be declared for statistical purposes to the Direccion General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Industry, Trade and Tourism. Generally, the declaration must be filed in January for shares of Common Stock (and any other securities) owned as of December 31 of each year; however, if the value of the shares of Common Stock acquired or the amount of the sale proceeds you realize from the sale of shares exceeds a certain threshold, the declaration must be filed within one month of the acquisition or sale, as applicable.

FOREIGN ASSET / ACCOUNT REPORTING INFORMATION. To the extent you hold shares of Common Stock or have bank accounts outside Spain with a value in excess of €50,000 (for each type of asset category) as of December 31, you will be required to report information on such assets on your tax return Form 720 for such year with severe penalties in the event of non-compliance. After such shares or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported shares of Common Stock or accounts increases by more than €20,000 (for each type of asset category) as of each subsequent December 31, or if you sell shares of Common Stock or cancel bank accounts that were previously reported. You should consult with your personal tax advisor for further information regarding your foreign asset reporting obligations.

UNITED KINGDOM

Terms and Conditions

RESPONSIBILITY FOR TAXES. The following provisions supplement Section 9 of the Award Agreement:

You agree to indemnify the Company or the Employer for all Tax-Related Items that they are required to pay or withhold or have paid or will pay to Her Majesty’s Revenue & Customs (“HMRC”) (or any other relevant authority) on your behalf, and you authorize the Company or the Employer to recover such amounts by any of the means set out in Section 9 of the Award Agreement. You also agree to be liable for any Tax-Related Items related to the Award and legally applicable to you, and hereby covenant to pay any such Tax-Related items as and when requested by the Company, the Employer or by HMRC (or any other relevant authority).
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are a director or an executive officer and the income tax is not collected from or paid by you within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You acknowledge that you will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee NICs due on this additional benefit.